Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132762, 333-158985, 333-188272, 333-210966 and 333-219199 on Forms S-8, and Registration Statement No. 333-224859 on Form S-3ASR of our reports dated February 27, 2019, relating to the consolidated financial statements and financial statement schedule of Rowan Companies plc and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Accounting Standards Update No. 2016-16, Income Taxes (ASC 740): Intra-Entity Transfers of Assets Other than Inventory) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rowan Companies plc for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Houston, Texas
February 27, 2019